Exhibit 99.4

Fidelity Bond Premium

and

Coverage Allocation Agreement

AGREEMENT, dated as of August 1, 2014, among the investment companies or series thereof listed on Appendix A1, as amended from time to time (each a “Fund”).

WHEREAS, each of the Funds is registered or is a series of a Trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund is named as an insured on a joint insured fidelity bond (the “Fidelity Bond”) issued by ICI Mutual Insurance Company (the “Insurer”);

NOW THEREFORE, in consideration of the mutual covenants and benefits set forth herein, each Fund agrees as follows:

1.            Each Fund shall pay a portion of the aggregate premium payable under the Fidelity Bond which portion shall be the Fund’s pro-rata share of the aggregate premium which shall be determined by calculating the proportion which the Fund’s level of coverage required under Rule 17g-1(d) of the 1940 Act, determined as of a specified date or the fiscal quarter end for each Fund nearest a specified date, bears to the aggregate limit of liability of the Fidelity Bond, as so determined, and applying said proportion to the aggregate Fidelity Bond premium. From time to time, appropriate adjustments will be made to the portion of the premium theretofore paid by a Fund, based on a subsequent change or changes in the required coverage of one or more Funds.

2.            If the Insurer is willing without additional premium to add, as an insured under the Fidelity Bond, any investment company not listed on Appendix A referred to above for which Pioneer Investment Management, Inc. or an affiliate thereof is investment adviser, which may be included in the Fidelity Bond pursuant to Rule 17g-1(b) under the 1940 Act, the Funds agree (a) that such addition may be made, provided that those directors or trustees of each of the Funds who are not “interested persons” of such Funds shall approve such addition, and (b) that if such additional insured is an investment company, it may become a party to this Agreement and, whether a separate investment company or a series, such additional insured may be included within the terms “Fund” and/or “party,” as the case may be, provided that in each case any such separate investment company shall have executed and delivered to the Funds its written agreement to become a party hereto and to be bound by the terms of this Agreement.

3.            In the event that the claims of loss of two or more insureds under the Fidelity Bond are so related that the Insurer is entitled to assert that the claims must be aggregated, the following rule shall determine, as among the claimants, the priority of satisfaction of the claims under the Fidelity Bond:

1 Pioneer Cayman Commodity Fund Ltd. (the “Subsidiary”), a wholly-owned subsidiary of Pioneer Multi-Asset Real Return Fund (the “Fund”), is a “controlled foreign corporation” and as such is not registered as an investment company under the 1940 Act. The Subsidiary has been organized to permit the Fund to gain exposure to commodities through investment in the Subsidiary. The Subsidiary will participate in a claim under the Fidelity Bond to the extent that the Fund participates in such a claim and the proceeds therefrom will be paid to the Fund pursuant to this Agreement.

Proceeds in respect of a claim under the Fidelity Bond shall be applied to the unsatisfied claim (or portion thereof) of each Fund by calculating the proportion which the unsatisfied claim (or portion thereof) of each Fund bears to the total unsatisfied claims (or portions thereof) of all Funds and applying said proportion to the remaining amount of insurance paid; provided, however, that each Fund shall receive proceeds in an amount at least equal to the amount which it would have received had it provided and maintained a single insured bond with the minimum coverage required by Rule 17g-1(d) under the 1940 Act for the calendar year in which the claim arose.

4.            This Agreement shall become effective as of the date hereof, and shall remain in full force and effect as to the Fidelity Bond during the bond period as specified in such bond.

5.            The obligations of the Funds under this Agreement are not binding upon any of the Trustees or holders of shares of beneficial interest of any Fund or individually, but bind only the assets of any Fund, and the obligations of any series of an investment company under this Agreement are not binding on any other series of such investment company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Each Fund Listed on Appendix A hereto

By:	/s/ Christopher J. Kelley
Christopher J. Kelley
Secretary of
of Each Fund
Listed on Appendix A

By:	/s/ Christopher J. Kelley
Christopher J. Kelley
Secretary of Pioneer Multi-Asset Real Return Fund, on behalf of Pioneer Cayman Commodity Fund Ltd.

Appendix A

Pioneer Bond Fund

Pioneer Diversified High Income Trust

Pioneer Emerging Markets Fund

Pioneer Equity Income Fund

Pioneer Floating Rate Trust

Pioneer Fund

Pioneer High Income Trust

Pioneer High Yield Fund

Pioneer Ibbotson Asset Allocation Series

•	Pioneer Ibbotson Aggressive Allocation Fund
•	Pioneer Ibbotson Conservative Allocation Fund
•	Pioneer Ibbotson Growth Allocation Fund
•	Pioneer Ibbotson Moderate Allocation Fund

Pioneer ILS Interval Fund

Pioneer Mid Cap Value Fund

Pioneer Money Market Trust

•	Pioneer Cash Reserves Fund

Pioneer Municipal High Income Advantage Trust

Pioneer Municipal High Income Trust

Pioneer Real Estate Shares

Pioneer Series Trust I

•	Pioneer Oak Ridge Large Cap Growth Fund
•	Pioneer Oak Ridge Small Cap Growth Fund

Pioneer Series Trust II

•	Pioneer AMT-Free Municipal Fund
•	Pioneer Select Mid Cap Growth Fund

Pioneer Series Trust III

•	Pioneer Disciplined Value Fund

Pioneer Series Trust IV

•	Pioneer Classic Balanced Fund
•	Pioneer Government Income Fund
•	Pioneer Multi-Asset Income Fund

Pioneer Series Trust V

•	Pioneer Global Equity Fund
•	Pioneer High Income Municipal Fund

Pioneer Series Trust VI

•	Pioneer Floating Rate Fund
•	Pioneer Multi-Asset Real Return Fund (including its wholly-owned subsidiary Pioneer Cayman Commodity Fund Ltd.)

Pioneer Series Trust VII

•	Pioneer Global Multisector Income Fund
•	Pioneer Global High Yield Fund

Pioneer Series Trust VIII

•	Pioneer International Value Fund

Pioneer Series Trust X

•	Pioneer Dynamic Credit Fund
•	Pioneer Fundamental Growth Fund

•	Pioneer Multi-Asset Ultrashort Income Fund
•	Pioneer Long/Short Global Bond Fund
•	Pioneer Long/Short Opportunistic Credit Fund

Pioneer Series Trust XI

•	Pioneer Core Equity Fund

Pioneer Series Trust XII

•	Pioneer Disciplined Growth Fund

Pioneer Short Term Income Fund

Pioneer Strategic Income Fund

Pioneer Variable Contracts Trust

•	Pioneer Bond VCT Portfolio
•	Pioneer Disciplined Value VCT Portfolio
•	Pioneer Emerging Markets VCT Portfolio
•	Pioneer Equity Income VCT Portfolio
•	Pioneer Fund VCT Portfolio
•	Pioneer Select Mid Cap Growth VCT Portfolio
•	Pioneer High Yield VCT Portfolio
•	Pioneer Ibbotson Growth Allocation VCT Portfolio
•	Pioneer Ibbotson Moderate Allocation VCT Portfolio
•	Pioneer Mid Cap Value VCT Portfolio
•	Pioneer Real Estate Shares VCT Portfolio
•	Pioneer Strategic Income VCT Portfolio

As of August 1, 2014

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